Exhibit 4.8

PERFORMANCE OPTION SCHEME

PERFORMANCE OPTION SCHEME

TABLE OF CONTENTS

1	NAME	1
2	GROUNDING	1
3	KEY TERMS	1
4	COMMITTEE	3
4.1	Administration	3
4.2	Delegation	3
5	GRANTS	3
6	REJECTION OF GRANT	3
6.1	Opportunity	3
6.2	Acknowledgement	4
7	EXERCISE OF OPTIONS	4
7.1	Qualifying Date notice	4
7.2	Subsequent notice	4
7.3	No further notice	4
7.4	Date on which Options may be exercised	4
8	PROCEDURE FOR EXERCISE	5
8.1	Exercise Notice	5
8.2	Payment	5
8.3	Issue	5
8.4	Committee’s notice	5
8.5	Effective exercise	5
8.6	Continued Breach	6
9	RIGHTS ON EXERCISE	6
10	ADJUSTMENTS	6
10.1	Rights issue	6
10.2	Bonus issue	6
10.3	Reconstruction	6
11	LAPSE OF OPTIONS	6
11.1	Rejection of Grant	6
11.2	Leave before Qualifying Date: cause or resignation	7
11.3	Leave before Qualifying Date: other reason	7
11.4	Lapse on Performance Expiry Date	7
11.5	Leave on or after Qualifying Date: cause or resignation	7
11.6	Leave on or after Qualifying Date: other reason	7
11.7	Option Lapse Date	7
11.8	Breach	7
11.9	Variation or waiver	8
12	NO DIVESTMENT	8
13	AMENDMENT	8
14	QUOTATION	8
15	MISCELLANEOUS	8
15.1	Spirit of the Scheme	8
15.2	Fractions	8

PERFORMANCE OPTION SCHEME

15.3	Entire agreement	8
15.4	Delay	9
15.5	Disputes	9
15.6	Notice	9
15.7	Governing law	9
15.8	Construction	9

PERFORMANCE OPTION SCHEME

Date: November 2003

1	NAME

The name of this scheme is the Performance Option Scheme.

2	GROUNDING

The ultimate corporate objective is to create shareholder value (as measured by the sum of share price appreciation and dividend paid to shareholders). To do this, employees must develop and implement successful corporate and business-unit strategies. Employee compensation is critical to this process in two ways:

(i)	by supporting the strategies, management processes, organisation approaches and culture critical to creating shareholder value; and

(ii)	by paying directly for the value created.

3	KEY TERMS

Unless the context requires otherwise:

“Breach” means a breach of:

(i)	Telecom’s constitution;

(ii)	the listing and/or other rules governing the Exchange or any other stock exchange on which Shares are quoted; and/or

(iii)	the Securities Amendment Act 1988, any other statute or regulation, or Telecom’s internal procedures for insiders;

“Business Day” means a day on which the Exchange is open for trading;

“Commencement Date” means the date from and including which Ms Gattung is entitled to participate in the Scheme, specified in the Grant;

“Committee” means Telecom’s Human Resources and Compensation Committee or any other committee or person nominated by the board of directors of Telecom or (as Telecom sees fit) that board;

“Employment” means employment with, or the provision of personal services (otherwise than as an employee) principally to, a company in the Group;

“Exchange” means New Zealand Exchange Limited’s NZSX;

PERFORMANCE OPTION SCHEME

“Exercise Date” means:

(i)	the later of the Qualifying Date and the Performance Date; or

(ii)	the Qualifying Date, if there is no Performance Hurdle or the Qualifying Date and the Performance Date are the same,

subject to clause 11.4;

“Exercise Notice” means notice of the exercise of an Option;

“Exercise Price” means (subject to clause 10) the average daily closing price of Shares reported on the Exchange for the 20 Business Days immediately preceding the Commencement Date;

“Group” means Telecom and its subsidiaries;

“Grant” means the grant of an Option;

“Leave” means to cease Employment and neither assume immediately further Employment nor be on non-permanent leave of absence with Telecom approval;

“Option” means (subject to clause 10) an option to subscribe for a Share pursuant to this Scheme;

“Option Lapse Date” means the first day after the expiration of the period, specified in a Grant, from and including the Commencement Date;

“Performance Date” means the date on which the Committee notifies Ms Gattung under clause 7 that the Performance Hurdle is achieved;

“Performance Expiry Date” means the date, specified in a Grant, for the purpose of clause 7.3;

“Performance Hurdle” means the performance hurdle (if any) specified in a Grant;

“Qualifying Date” means the first Business Day after the expiration of the period, specified in a Grant, from and including the Commencement Date;

“Reconstruction” means any consolidation, subdivision, cancellation, redemption, acquisition by Telecom or other rearrangement or reconstruction whatever of shares in Telecom which changes the proportionate interest in Telecom represented by a Share;

PERFORMANCE OPTION SCHEME

“Scheme” means the Performance Option Scheme recorded in this document as amended from time to time;

“Share” means an ordinary share in Telecom; and

“Telecom” means Telecom Corporation of New Zealand Limited.

4	COMMITTEE

4.1	Administration

The Committee will administer all aspects of the Scheme, including the making of Grants. Any matter to be determined by the Committee will be determined as it sees fit in its sole discretion.

4.2	Delegation

The Committee may delegate to any person (and revoke any delegation of) all or any of its powers, discretions, rights and obligations under the Scheme from time to time as it sees fit, and reference to the “Committee” will be construed accordingly.

5	GRANTS

The Committee may make a Grant to Ms Gattung. Each Grant will:

(i)	specify the number of Options granted to Ms Gattung;

(ii)	enclose a copy of the Scheme (unless Ms Gattung has previously received a copy);

(iii)	specify the Commencement Date, the Exercise Price, the Performance Hurdle (if any), the Performance Expiry Date (if any) and the periods after which the Qualifying Date and the Option Lapse Date fall;

(iv)	enclose an Options certificate; and

(v)	specify the period during which Ms Gattung may reject the Grant.

6	REJECTION OF GRANT

6.1	Opportunity

Ms Gattung may reject a Grant by giving the Committee notice, and returning to the Committee the Options certificate, within 40 Business Days after the Grant.

PERFORMANCE OPTION SCHEME

6.2	Acknowledgement

In retaining a Grant (and electing not to reject the Grant pursuant to clause 6.1), Ms Gattung acknowledges that:

(i)	the terms of the Scheme are binding; and

(ii)	participation in the Scheme does not affect the terms of Ms Gattung’s Employment. In no event will Telecom be deemed, by making a Grant or otherwise, to have represented that Ms Gattung’s Employment will continue until and/or beyond the Qualifying Date or the Exercise Date.

7	EXERCISE OF OPTIONS

7.1	Qualifying Date notice

On or prior to the Qualifying Date, the Committee will notify Ms Gattung whether or not the Performance Hurdle has been achieved (where applicable). Before determining that the Performance Hurdle has been achieved, the Committee will obtain external advice verifying achievement (that advice will not bind the Committee in any way).

7.2	Subsequent notice

If the Committee gives notice under clause 7.1 that the Performance Hurdle has not been achieved, the Committee will notify Ms Gattung of achievement, on the next monthly anniversary of the Qualifying Date on which the Performance Hurdle is achieved (or, if that day is not a Business Day, on the next Business Day), subject to clause 7.3.

7.3	No further notice

The Committee will only give notice under clause 7.2 (if any) prior to the Performance Expiry Date.

7.4	Date on which Options may be exercised

Options may be exercised on the Exercise Date or any Business Day after the Exercise Date, unless:

(i)	Breach

the Committee considers that the exercise would give rise to a Breach; or

(ii)	Lapse

the Option has lapsed pursuant to clause 11.

PERFORMANCE OPTION SCHEME

8	PROCEDURE FOR EXERCISE

8.1	Exercise Notice

Ms Gattung may, as she sees fit from time to time (subject to clause 7.4), exercise part or all of her Options (subject to any minimum number or multiple of a number of Options prescribed by the Committee from time to time), by giving the Committee an Exercise Notice.

8.2	Payment

Any Exercise Notice must be accompanied by:

(i)	payment of the aggregate Exercise Price; and

(ii)	a form requesting consent to acquire Shares, in terms of Telecom’s internal procedures for insiders.

8.3	Issue

Within five Business Days after the date on which the Committee receives:

(i)	an Exercise Notice;

(ii)	payment; and

(iii)	a form requesting consent to acquire Shares, in terms of Telecom’s internal procedures for insiders,

in accordance with this clause, Telecom will issue to Ms Gattung Shares, unless clause 7.4 precludes the exercise of Options (if so, the Committee will give notice to Ms Gattung accordingly and refund the Exercise Price (without interest)).

8.4	Committee’s notice

The Committee will give a further notice to Ms Gattung if she has been precluded (pursuant to clause 7.4(i)) from exercising an Option, as soon as it considers that the exercise would no longer give rise to a Breach.

8.5	Effective exercise

Notwithstanding clauses 11.5 to 11.7, but subject to clause 8.6, the Exercise Notice, where Ms Gattung is precluded (pursuant to clause 7.4(i)) from exercising an Option, will take effect 10 Business Days after the date on which the Committee gives its notice pursuant to clause 8.4, if Ms Gattung:

(i)	pays the aggregate Exercise Price; and

(ii)	delivers a form requesting consent to acquire Shares, in terms of Telecom’s internal procedures for insiders,

PERFORMANCE OPTION SCHEME

during that period. If Ms Gattung fails to do so, the Exercise Notice will be deemed to have been revoked.

8.6	Continued Breach

If the exercise of Options pursuant to clause 8.5 would give rise to a Breach, the Committee will proceed as if an Exercise Notice had been given pursuant to clause 8.1.

9	RIGHTS ON EXERCISE

Shares issued to Ms Gattung will be credited as fully paid and will rank pari passu in all respects with all Shares at the date of issue, except for any dividend declared on Shares where the record date occurs prior to issue.

10	ADJUSTMENTS

10.1	Rights issue

If, prior to the exercise of an Option, Telecom confers on the holders of Shares rights to acquire Shares (or other benefits or assets), the Committee may adjust the Exercise Price so that Ms Gattung receives a benefit which reflects the value of the rights to holders of Shares. Ms Gattung will not otherwise benefit from the rights and, in particular, may not acquire Shares (or other benefits or assets) under the rights, except to the extent Ms Gattung becomes a holder of Shares (on the exercise of Options) before the record date for the rights.

10.2	Bonus issue

If, prior to the exercise of Options, Telecom issues Shares to the holders of Shares in a manner that maintains the existing relative voting and distribution rights of all holders of Shares, Ms Gattung will be entitled on exercising the Options to receive additional Shares as if the Shares under the Grant received on exercising the Options had participated in the bonus issue.

10.3	Reconstruction

If, prior to the exercise of an Option, there is a Reconstruction, the Committee will adjust the number of Shares to be received on the exercise of Options, the Exercise Price and/or any other rights under the Options, to the extent required at the time of the Reconstruction under the applicable listing and/or other rules governing the Exchange or any other stock exchange on which Shares are quoted.

11	LAPSE OF OPTIONS

11.1	Rejection of Grant

If Ms Gattung rejects a Grant under clause 6.1, the Options under the Grant will lapse immediately.

PERFORMANCE OPTION SCHEME

11.2	Leave before Qualifying Date: cause or resignation

If Ms Gattung Leaves before the Qualifying Date due to termination for cause or resignation, the Options will lapse immediately.

11.3	Leave before Qualifying Date: other reason

If Ms Gattung Leaves before the Qualifying Date due to a reason other than those referred to in clause 11.2, the Options will lapse immediately unless Telecom determines otherwise. Telecom may defer the lapse of Options for up to one year from and including the date on which Ms Gattung Leaves. Similarly, Telecom may deem the Performance Hurdle (where applicable) to be achieved on the date on which Ms Gattung Leaves.

11.4	Lapse on Performance Expiry Date

If the Exercise Date does not precede the Performance Expiry Date (where applicable), the Options will lapse immediately.

11.5	Leave on or after Qualifying Date: cause or resignation

If Ms Gattung Leaves on or after the Qualifying Date due to termination for cause or resignation, the Options will lapse on the first day after the expiration of one year from and including the date on which Ms Gattung Leaves or on the Option Lapse Date, whichever is the earlier.

11.6	Leave on or after Qualifying Date: other reason

If Ms Gattung Leaves on or after the Qualifying Date due to a reason other than those referred to in clause 11.5, the Options will lapse on the first day after the expiration of one year from and including the date on which Ms Gattung Leaves or on the Option Lapse Date, whichever is the earlier. Telecom may deem the Performance Hurdle (where applicable) to be achieved on the date on which Ms Gattung Leaves.

11.7	Option Lapse Date

An Option which has not otherwise lapsed pursuant to clauses 11.1 to 11.6 (for the avoidance of doubt, clauses 11.5 and 11.6 are subject to clause 8.5) or 11.8, lapses on the Option Lapse Date, subject to clauses 8.5 and 11.8.

11.8	Breach

Notwithstanding clauses 11.5 to 11.7, if, after the period of six months from the date on which it first gives notice pursuant to clause 8.3, the Committee considers that it is still unable to give notice in respect of an Option pursuant to clause 8.4 and/or the exercise of Options pursuant to clause 8.5 would give rise to a Breach:

(i)

the Committee will arrange to pay Ms Gattung the sum representing the difference between the Exercise Price and the average daily closing price of Shares reported on the Exchange for the 20 Business Days immediately

PERFORMANCE OPTION SCHEME

preceding the date of the Exercise Notice given by Ms Gattung pursuant to clause 8.1; and

(ii)	the Option will lapse immediately upon that payment being made.

11.9	Variation or waiver

The Committee may vary or waive the application of clauses 11.1 to 11.8 for Ms Gattung.

12	NO DIVESTMENT

Ms Gattung may not transfer, assign, or otherwise dispose of or create any interest (including any security, legal or equitable interest) in an Option, without the prior written consent of the Committee.

13	AMENDMENT

Telecom and Ms Gattung may from time to time agree in writing any variation to the application of the Scheme and/or any amendment to the Scheme, if the variation and/or amendment (as the case may be) would not give rise to a Breach and would not (in Telecom’s view) adversely affect the interests of holders of Shares.

14	QUOTATION

Options will not be quoted on a stock exchange.

15	MISCELLANEOUS

15.1	Spirit of the Scheme

If any circumstance arises which might result in the spirit and intent of the Scheme not being fulfilled, the Committee will use all reasonable endeavours to effect any modification to the Scheme required to preserve that spirit and intent.

15.2	Fractions

If a calculation (excluding any Performance Hurdle calculation) or adjustment under the Scheme produces a fraction of a cent or Share, the product will be rounded to the nearest whole number favourable to Ms Gattung.

15.3	Entire agreement

The Scheme represents all of the terms on which Options are issued and exercised and Shares issued under the Scheme, except those which the Committee reasonably implies to give effect to the Scheme.

PERFORMANCE OPTION SCHEME

15.4	Delay

No failure, delay or indulgence by the Committee in exercising any power or right conferred on it under the Scheme will operate as a waiver of that power or right; nor will a single exercise of a power or right preclude further exercises, or the exercise of any other power or right under the Scheme.

15.5	Disputes

Any dispute which arises under the Scheme will be determined by the Committee. The Committee’s decision will be final.

15.6	Notice

All notices and communications required to be given or made under the Scheme will be in writing and addressed to the recipient at the address or facsimile number from time to time designated by the recipient. Unless any other designations are given, the addresses and facsimile numbers of Telecom and Ms Gattung are those (if any) set out in the relevant Grant. Any notice or communication will be deemed to have been received:

(i)	at the time of delivery, if delivered by hand;

(ii)	on the second Business Day after the date of mailing, if sent by post or airmail with postage prepaid; or

(iii)	on the day on which confirmation of proper transmission is received (on transmission), if sent by facsimile.

15.7	Governing law

The Scheme will be governed by and construed in accordance with New Zealand law.

15.8	Construction

Unless the context requires otherwise:

(i)	the singular includes the plural and vice versa, and words importing any gender include the other genders;

(ii)	a reference to a “person” includes any individual, partnership, committee and incorporated or unincorporated body (whether or not having a separate legal personality);

(iii)	a reference to an “amendment” includes any deletion or addition;

(iv)	a reference to an enactment (statute or regulation) includes enactments in New Zealand and in any other jurisdiction affecting the Scheme, and is a reference to that enactment as amended, or any enactment substituted for that enactment;

PERFORMANCE OPTION SCHEME

(v)	where a word or expression is defined in the Scheme, other parts of speech and grammatical forms of that word or expression have a corresponding meaning; and

(vi)	a reference to a person includes its successors and permitted assigns.

[Telecom Logo]	Telecom Corporation of New Zealand Limited 68-86 Jervois Quay, PO Box 570 WELLINGTON

11 November 2003

Ms Theresa Gattung

Chief Executive Officer

PO Box 570

Wellington

Dear Theresa

PERFORMANCE OPTION SCHEME: GRANT

Telecom Corporation of New Zealand Limited (“Telecom”) has granted you share options under the Performance Option Scheme (the “Scheme”).

Scheme Objectives

The Scheme is designed to drive longer-term performance and alignment between yourself and shareholders. The Scheme’s purpose is to promote the growth of shareholder value.

I enclose a copy of the Scheme document for your information. Terms used in this letter have the meaning given to them in the Scheme.

Number

For this financial year Telecom has granted you the number of share options noted in the attached options Certificate (which forms part of this letter) on the terms set out in the Scheme.

Commencement Date and Option Lapse Date

The Commencement Date concerning your share options is 19 September 2003 and you will participate in the Scheme (with respect to those options) with effect from that date.

The Option Lapse Date falls immediately after 6 years from and including the Commencement Date.

Exercise Date

You may exercise share options during the period from the Exercise Date to the day before the Option Lapse Date (subject to certain constraints under the Scheme).

The Exercise Date is the later of the Qualifying Date and the Performance Date, or (if the Qualifying Date and the Performance Date are the same) the Qualifying Date.

The Qualifying Date is the earliest possible date for the exercise of share options (but subject to achievement of the Performance Hurdle).

The Performance Date is the date on which Telecom notifies you that the Performance Hurdle has been achieved. The respective Performance Hurdles are attached to this letter.

Telecom will notify you whether or not the respective Performance Hurdles have been achieved, on or before the Qualifying Date.

If Telecom notifies you that a Performance Hurdle has not been achieved, it will notify you of achievement on the next monthly anniversary of the Qualifying Date on which the Performance Hurdle is achieved (or, if that day is not a Business Day, on the next Business Day), before the Performance Expiry Date.

The Performance Expiry Date falls on the Option Lapse Date.

Your share options will lapse immediately if the respective Performance Hurdles are not achieved before the Performance Expiry Date.

Exercise Price

Under the Scheme, the price for which the share options may be exercised is equal to the average daily closing price of Shares reported on New Zealand Exchange Limited’s NZSX for the 20 Business Days immediately preceding the Commencement Date (subject to certain possible adjustments). The Exercise Price on this occasion is stated in your share options certificate.

Time for payment

The aggregate Exercise Price must be paid on the exercise of share options. Options not exercised with payment of the aggregate Exercise Price before the Options Lapse Date will lapse.

Effect of Grant

You may reject the Grant by giving notice to Telecom’s Human Resources and Compensation Committee (c/- the Company Secretary), within 40 Business Days after the date of this letter.

In retaining the Grant, you acknowledge that:

❑	the terms of the Scheme are binding; and

❑	participation in the Scheme does not affect the terms of your Employment. In no event will Telecom be deemed, by making the Grant, to have represented that your Employment will continue until and/or beyond the Qualifying Date or the Exercise Date.

Key Documents

This letter (including the attached options certificate and Performance Hurdle schedules) and the attached document entitled Performance Option Scheme govern your participation in the Scheme.

Future Allocations

You should note that share option allocations are made at the discretion of the Company, and that the offer of options in one year does not imply further offers will be made in future years.

Taxation

I would like to take this opportunity to inform you that advice received indicates that, when the options are exercised, a taxable benefit will arise to you. The taxable benefit is calculated as the difference between the market value of the shares on acquisition and the consideration paid. The benefit is taxable in the year the options are exercised and the shares acquired. Gains on the eventual sale of the shares will not be taxable to you as monetary remuneration unless the shares are acquired for the purpose of disposal or are held on revenue account (i.e. you are in the business of dealing in shares).

The above advice is of a general nature only and you are urged to seek your own additional advice for specific implications regarding your individual circumstances. For example, if you cease to be resident for tax purposes in New Zealand, different tax considerations could apply.

If you wish to discuss any aspect of the Performance Option Scheme please call me.

Yours sincerely

/s/ PATSY REDDY

Patsy Reddy Chair Human Resources & Compensation Committee

PERFORMANCE OPTION SCHEME

This is to certify that: THERESA GATTUNG is the registered holder of 500,000 Options to subscribe for fully paid ordinary shares in TELECOM CORPORATION OF NEW ZEALAND LIMITED (the “Company”), issued pursuant and subject to the terms of the Company’s constitution and the Performance Option Scheme (the “Scheme”).

The special rights and conditions attached to the Options described in this certificate are set out in the attached copy of the Scheme. Terms used in this certificate have the meaning given to them in the Scheme.

Exercise Price Commencement Date	$5.01 (subject to Scheme) 19 September 2003

Certificate No.	No. of Options	Years from Commencement Date to Qualifying Date	Earliest possible exercise date (Qualifying Date)	Applicable Performance Hurdle
4831	250,000	3	19 September 2006*	Schedule 1
4832	250,000	3	19 September 2006*	Schedule 2

*	subject to Performance Hurdle being achieved.

The Option Lapse Date means the first day after the expiration of 6 years from and including the Commencement Date (19 September 2003).

Signed for, and on behalf of, TELECOM CORPORATION OF NEW ZEALAND LIMITED on 11 November 2003

/s/ Illegible
Director	Director

This certificate is evidence only of the holder’s title in the Options described in this certificate.

Actual title is determined by reference to the Register of Option Holders.

LONG – TERM

INCENTIVE

SCHEDULE 1

Cost of Equity Performance Hurdle

Where, on the Qualifying Date or on any subsequent day, the Share Price exceeds the Benchmark Price (both calculated on the basis below), as determined by Telecom, this cost of equity performance hurdle will be achieved.

Broadly, on the Business Day immediately preceding the date of evaluation, the average price of a Share must exceed the Exercise Price increased by Telecom’s cost of equity and reduced by all cash dividends on a Share for the period from the Commencement Date until the Business Day immediately preceding the date of evaluation.

A worked example of the evaluation of this performance hurdle is included at the end of this schedule 1 (as an illustration only).

Share Price

The Share Price is the average daily closing price of Shares reported on the Exchange for the 10 Business Days immediately preceding the date of evaluation of this performance hurdle. Where Shares trade ex dividend at any time during this period of 10 Business Days, the closing price for each day on which Shares trade cum dividend in this period will be reduced by the corresponding cash dividend (ie net of tax credits).

The Benchmark Price

The Benchmark Price is calculated under this formula:

Benchmark Pricea =

c	a	g
–		–
Benchmark Priceb (1 + ke ) [f]	– ∑	dt (1 + ke ) [f]
t=b

Where:

a = the date of calculation of the Benchmark Price (being the Business Day immediately preceding the date of evaluation);

b = the later of the Commencement Date and the most recent anniversary of the Commencement Date;

c = a – (b – 1);

f = 365, or 366 where the period includes 29 February in a leap year;

Benchmark Pricea = the Benchmark Price calculated on a;

Benchmark Priceb = the Benchmark Price on b (equal to the Exercise Price where b is the Commencement Date, or the Benchmark Price calculated under the formula above where b is the most recent anniversary of the Commencement Date (in this regard, Benchmark Priceb will equal Benchmark Pricea calculated on the day immediately preceding the anniversary date));

ke = the annualised cost of equity for Telecom*;

dt =	the cash dividend (net of tax credits) on a Share with an ex dividend date t during the period between a and b (both inclusive);

t = the ex dividend date for dt;

g = a – (t – 1).

* Telecom will determine Telecom’s cost of equity for each year from and including the Commencement Date, after taking external advice in this regard (the external adviser will use a generally accepted capital asset pricing model and estimation methodology in estimating Telecom’s cost of equity). The cost of equity for the year from and including the Commencement Date has been set at 11.6%.

Differences between days are expressed as an integer number of days.

References to Shares trading ex dividend or cum dividend and to ex dividend date relate to Shares trading on the Exchange.

The Benchmark Pricea or the Benchmark Priceb will be adjusted by Telecom if there is a relevant adjustment under the Scheme. Terms used in this schedule 1 have the meaning given to them in the Performance Option Scheme.

Worked example

Assumptions

1.	Assume an Exercise Price of $5.00, a Commencement Date of 19 September 2003 and a Qualifying Date of 19 September 2006.

2

2.	Assume dividends of 20 cents per Share are paid semi-annually, with Shares trading ex dividend on 1 March and 1 September of each year.

3.	The assumed cost of equity is 11.6% for year 1, 10% for year 2 and 11% for year 3.

Numbers may not add, due to rounding. For the purposes of this example, a and b have been reset to 1 on each anniversary of the Commencement Date.

Implied Benchmark Price

End of Year 1

Benchmark Price

= Exercise Price escalated at the cost of equity - value of cash dividends paid adjusted by cost of equity

366-(1-1)		(366-(165-1)	366-(349-1))
= $5.00 x 1.116 366	-	$0.10 x 1.116 366	+ $0.10 x 1.116 366

= $5.58 - ($0.1062 + $0.1005)

= $5.58 - $0.2068

= $5.3732

End of Year 2

Benchmark Price

= Benchmark Price at end of year 1 escalated at the cost of equity - value of cash dividends paid adjusted by cost of equity

365-(1-1)		(365-(164-1)	365-(348-1))
= $5.372 x 1.10 365	-	$0.10 x 1.10 365	+ $0.10 x 1.10 365

= $5.9105- ($0.1054+ $0.1005)

= $5.9105- $0.2059

= $5.7046

3

End of Year 3

Benchmark Price

= Benchmark Price at end of year 2 escalated at the cost of equity - value of cash dividends paid adjusted by cost of equity

365-(1-1)		(365-(164-1)	365-(348-1))
= $5.7046 x 1.11 365	-	$0.10 x 1.11 365	+ $0.10 x 1.11 365

= $6.3322 - ($0.1059 + $0.1005)

= $6.3322 - $0.2065

= $6.1257

Assuming, on the Qualifying Date:

•	the Benchmark Price calculated on the immediately preceding Business Day was $6.1257; and

•	a Share Price of $6.25 (i.e assuming this to be the average closing price of a Share for the 10 Business Days preceding the Qualifying Date),

this performance hurdle would be achieved.

After the Qualifying Date, the Benchmark Price would continue to be calculated in the manner described above (daily) and compared to the Share Price (calculated for all relevant Business Days), if this performance hurdle were not previously achieved.

4

SCHEDULE 2

Global Telecommunications Index Performance Hurdle

Where, on the Qualifying Date or on any subsequent Business Day, the Total Shareholder Return exceeds the Global Telecommunications Index Return (both calculated on the basis below), as determined by Telecom, this global telecommunications index performance hurdle will be achieved.

Broadly, the total return (expressed as a percentage) on a Share for the period from the Commencement Date until the Business Day immediately preceding the date of evaluation must exceed the gross return (expressed as a percentage) for the same period on the MSCI World Integrated Telecommunication Services Index calculated by Morgan Stanley Capital International Inc. (MSCI).

A worked example of the evaluation of this performance hurdle is included at the end of this schedule 2 (as an illustration only).

Total Shareholder Return

Telecom’s total shareholder return (TSR) is a combination of the appreciation in the price of Shares and cash dividends (net of imputation credits) on Shares for the period from the Commencement Date to the Business Day immediately preceding the date of evaluation. TSR is to be calculated assuming the cash dividend is reinvested into Shares on the day the dividend is paid (exclusive of transaction costs). Other adjustments may also be made to reflect the dilutive or consolidation effect of changes to Shares.

TSR will be calculated under this formula:

TSR = (A/B-1) x 100;

Where:

A = the index value of TSR on the date of calculation (this date being the Business Day immediately preceding the date of evaluation); and

B = 1000, being the assumed index value of TSR at the close of the Business Day immediately preceding the Commencement Date.

The determination of the index value of TSR will reflect the following daily calculation methodology over the life of the Options:

TSR Indext1 = TSR Indext0 * (Telecom Closing Pricet1 / ((Telecom Closing Pricet0 – DPSt1) * Dilution Factort1))

where:

TSR Indext0 = index value of TSR on date t0;

Telecom Closing Pricet0 = closing price of Shares reported on the Exchange on date t0;

Telecom Closing Pricet1 = closing price of Shares reported on the Exchange on date t1 (date t1 being the Business Day immediately following date t0);

DPSt1 = cash dividend on a Share (net of imputation credits) that commences trading ex dividend on date t1. Pro rata returns of capital are treated in the same way as dividends; and

Dilution Factort1 = dilution or consolidation effect of a Reconstruction or similar event (for example, bonus issues, rights issues, Share consolidations and splits) occurring on date t1. Dilution Factort1 may be greater or less than one (but always greater than 0).

For example, in the case of:

•	divisions: if Shares were split so that every one Share became two Shares, Dilution Factort1 would be 1/2, or 0.5;

•	consolidations: if Shares were consolidated so that every five Shares became four Shares, Dilution Factort1 would be 5/4, or 1.25;

•	bonus issues: if shareholders received three Shares for every one Share, Dilution Factort1 would be 1/4, or 0.25;

•	rights issues: Dilution Factort1 can be expressed by the following formula:

(Old Price + Entitlement Ratio * Subscription Price) / (Old Price * (1 + Entitlement Ratio))

It is assumed that all rights are exercised, on the basis that all holders would avoid value dilution; and

•	share cancellations: Dilution Factort1 can be expressed by the following formula:

(Old Price – Cancellation Ratio * Capital Returned per Share) / (Old Price * (1 – Cancellation Ratio)).

In cases where multiple Reconstructions or similar events occur simultaneously, the Dilution Factort1 would involve a combination of adjustments.

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Global Telecommunications Index Return

The Global Telecommunications Index Return will be calculated under this formula:

Global Telecommunications Index Return = (A/B–1) x 100;

Where:

A = the index value of the MSCI World Integrated Telecommunication Services Index on the date of calculation (this date being the Business Day immediately preceding the date of evaluation); and

B = the index value of the MSCI World Integrated Telecommunication Services Index at the close of the Business Day immediately preceding the Commencement Date.

The MSCI World Integrated Telecommunication Services Index is to reflect:

•	The gross returns (i.e. the combination of share price appreciation and gross dividends (as defined by MSCI)) of the constituent companies. MSCI’s definition of gross dividend is that it is the dividend distributed to individuals resident in the country of the company and excludes tax credits; and

•	The returns of the constituent companies in their local currency.

Terms used in this schedule 2 have the meaning given to them in the Performance Option Scheme.

Worked example

Assumptions

1.	TSR index value on the date of calculation is 1550. TSR index value at the close of the Business Day immediately preceding the Commencement Date is 1000.

2.	MSCI World Integrated Telecommunication Services Index value on the date of calculation is 80 (noting, as a practical matter, that trading in the constituent companies of that index on that same Business Day will continue after trading in Shares on the Exchange). MSCI World Integrated Telecommunication Services Index value at the close of the Business Day immediately preceding the Commencement Date is 50.

3.	The calculations take place on a date after the Qualifying Date but prior to the lapse of the Options.

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Based on these assumptions, TSR over the period = (1550/1000 –1) x 100 = 55%.

The Global Telecommunications Index Return over the equivalent period = (80/50 –1) x100 = 60%.

As TSR would not exceed the Global Telecommunications Index Return over the period, this hurdle would not be achieved.

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